Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) dated as of May 9, 2008 (the “Effective Date”), is entered into by and between Deerfield Capital Management LLC (“DCM”), a Delaware limited liability company and wholly owned subsidiary of Deerfield & Company LLC (“D&C”), an Illinois limited liability company, and Frank Straub (“Employee”).

WHEREAS, DCM desires to continue to employ Employee, and to promote him to the position of Chief Financial Officer of DCM, and to have the benefit of his services, and Employee similarly desires to continue to be employed by DCM and to serve in such Chief Financial Officer capacity, in each case pursuant to the terms and conditions hereof; and DCM and D&C wish to assure that their respective “Confidential Information” (as defined herein), which Employee obtains as a result of his status as an employee of DCM, will remain confidential and that DCM’s and D&C’s business interests will be protected.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the sufficiency of which is hereby acknowledged, IT IS AGREED AS FOLLOWS:

1. Employment. DCM hereby continues to employ Employee, in his new capacity of Chief Financial Officer of DCM, and Employee agrees to continue such employment and agrees to perform the duties hereunder in accordance with the terms hereinafter set forth.

(a) Term. The term of Employee’s employment hereunder shall commence on the Effective Date and conclude on the day preceding the first anniversary of the Effective Date, unless sooner terminated according to Section 3 (the “Term”). Subject to Section 8(i), this Agreement shall terminate upon the expiration of the Term.

(b) Duties and Responsibilities. Employee shall devote his full time, business skills and attention to the performance of his duties, and shall be available during normal business hours and at such times as may otherwise be required. Employee shall use his best efforts, expertise and knowledge to preserve, develop and maintain the interests of DCM and each “Affiliate” (as defined below) of DCM. Employee’s duties shall include the customary duties of a chief financial officer, and working with other members of DCM, D&C or their Affiliates in a professional, cooperative and efficient manner and such other duties as may from time to time be assigned by DCM; provided they are generally consistent with Employee’s skills and level of responsibility within the organization. Employee shall maintain all regulatory licenses and registrations necessary to the performance of his duties hereunder. DCM may require Employee to perform any of the duties set forth in this Section 1(b) on behalf of DCM, D&C or any of their Affiliates.

(c) Outside Activities. During the Term, Employee shall not engage or otherwise be involved in any other business, trade or profession that creates an actual, potential or perceived conflict with the interests of DCM or a DCM Affiliate, or that otherwise conflicts with Employee’s ability to perform his duties and responsibilities hereunder unless approved by the Board of Directors of DCM (the “Board”).

2. Compensation and Benefits.

(a) Base Salary. During the Term, Employee shall receive a base salary of no less than $350,000 per year (the “Base Salary”), payable in accordance with the payroll practices of DCM as in effect from time to time.

(b) Bonuses. During the Term, Employee may be eligible to participate in any DCM bonus plan, program or arrangement, as determined by the Board, or to receive such other bonus as the Board may determine in its sole discretion. Notwithstanding the foregoing, Employee’s total bonus for the Term shall be no less than $150,000 (the “Guaranteed Bonus”), payable on or before March 31, 2009, and Employee shall also be entitled to a retention bonus (the “Retention Bonus”) of $200,000 if he is a DCM employee on the business day immediately following the end of the Term, payable within 10 business days after such date. If DCM establishes a program for paying other senior management employees a portion of their 2009-paid bonuses in Performance Shares (as defined in the Deerfield Capital Corp. (“DFR”) First Amended and Restated Stock Incentive Plan) or similar awards, DCM may pay Employee a portion of his Guaranteed Bonus in such awards, but not greater than the portion paid to any employee in a capacity of similar responsibility . Such awards may be subject to multi-year vesting but shall vest immediately if DCM terminates Employee without “Cause” (as specified in Section 3(a) below).

(c) Business Expense Reimbursement. Employee shall be reimbursed for his reasonable and necessary business expenses, including reasonable travel, lodging and entertainment expenses, in accordance with DCM’s business expense reimbursement policy as in effect from time to time and upon submission of appropriate documentation and receipts within 30 days of the date on which the expense is incurred.

(d) Benefits. Employee will be entitled to participate in the medical, dental, life, long-term disability and retirement plans as may be in effect from time to time.

(e) Deductions. All salary and other payments and allowances outlined herein are subject to such withholding and deductions as may be required by law, as determined by DCM in its sole discretion.

3. Termination.

(a)	Termination by DCM without Cause; Termination by Employee for Good Reason.

(i) This Agreement and Employee’s employment may be terminated at any time before the day preceding the first anniversary of the Effective Date by DCM without “Cause” (as defined below) (other than by reason of Employee’s death or “Disability” (as defined below)) following the delivery of a “Notice of Termination” (as defined below) to Employee. In addition, this Agreement and Employee’s employment hereunder may be terminated at any time before the day preceding the first anniversary of the Effective Date by Employee for “Good Reason” (as defined below) following the delivery of a Notice of Termination to DCM.

(ii) If Employee’s employment is terminated by DCM without Cause (other than by reason of Employee’s death or Disability) or by Employee for Good Reason, Employee shall

(A) continue to receive the Base Salary he would have received until the first anniversary of the Effective Date in accordance with DCM’s normal payroll and bonus payment practices, and

(B) as provided in Section 2(b) above, and notwithstanding anything that may be to the contrary herein, receive (i) the Retention Bonus, entirely in cash, within 10 days after such termination and (ii) the Guaranteed Bonus on or before March 31, 2009 (with any Performance Shares or other equity-based award vesting immediately upon termination).

Except as set forth above, and except for business expense reimbursements complying with Section 2(c) above incurred before the termination date and employee benefit plan benefits accrued before such date (collectively, “Accrued Benefits”), Employee shall have no further rights to any compensation (including any Base Salary, Guaranteed Bonus or Retention Bonus) or any other benefits hereunder. Any other benefits due Employee after a termination pursuant to this Section 3(a) shall be determined in accordance with DCM’s plans, policies and practices, but Employee shall not participate in any severance plan, policy or program of DCM.

(iii) For purposes of this Agreement, “Good Reason” shall mean, without Employee’s consent, the occurrence of any of the following events:

(A) a reduction by DCM in Employee’s Base Salary;

(B) any material adverse change in Employee’s title or responsibilities;

(C) any requirement of DCM that Employee be based anywhere more than 50 miles outside the city limits of Chicago, IL; or

(D) a failure by DCM to pay Employee’s Base Salary when due pursuant hereto.

Notwithstanding the foregoing, “Good Reason” shall not exist with respect to the matters set forth in clauses (A), (B), (C) or (D) above if, after written notice from Employee to the Board specifying the circumstances giving rise to Good Reason under such clause, DCM shall have cured the circumstances giving rise to Good Reason to the reasonable satisfaction of Employee within10 business days after such notice.

(b) Termination for Cause.

(i) This Agreement and Employee’s employment may be terminated by DCM at any time for Cause following delivery of a Notice of Termination to Employee.

(ii) For purposes hereof “Cause” means:

(A) the breach by Employee of any material provision of this Agreement, including Sections 5, 6 and 7;

(B) Employee’s commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud;

(C) any failure by Employee to substantially comply with any written rule, regulation, policy or procedure of DCM or any Affiliate of DCM applicable to Employee, which noncompliance could reasonably be expected to have a material adverse effect on the business of DCM or any such Affiliate;

(D) any failure by Employee to comply with DCM’s, or any Affiliate of DCM’s, policies with respect to insider trading applicable to Employee;

(E) a willful material misrepresentation at any time by Employee to any member of the Board or any director or superior executive officer of DCM or any of its Affiliates;

(F) Employee’s willful failure or refusal to comply with any of his material obligations hereunder or a reasonable and lawful instruction of the Board or the person to whom Employee reports; or

(G) commission by Employee of any act of fraud or gross negligence in the course of his employment hereunder or any other action by Employee, in either case that is determined to be detrimental to DCM or any of its Affiliates (which determination, in the case of gross negligence or such other action, shall be made by the Board in its reasonable discretion);

provided that, except for any willful or grossly negligent acts or omissions, the commission of any act or omission described in clause (A) or (C) that is capable of being cured shall not constitute Cause hereunder unless and until Employee, after written notice from DCM to him specifying the circumstances giving rise to Cause under such clause, shall have failed to cure such act or omission to the reasonable satisfaction of the Board within 10 business days after such notice.

(iii) If Employee’s employment is terminated pursuant to this Section 3(b), he shall be entitled to receive his Base Salary through the date of termination and any earned but unpaid Guaranteed Bonus for any calendar year preceding the year in which the termination occurs. Except for the Accrued Benefits, he shall have no further rights to any compensation (including any Base Salary, Guaranteed Bonus or Retention Bonus) or any other benefits hereunder. All other benefits, if any, due Employee following a termination pursuant to this Section 3(b) shall be determined in accordance with the plans, policies and practices of DCM, but Employee shall not participate in any severance plan, policy or program of DCM.

(c) Termination due to Death or Disability. This Agreement and Employee’s employment shall terminate immediately upon Employee’s death or, following delivery of a Notice of Termination by DCM to Employee, due to Employee’s Disability. If Employee’s employment is terminated pursuant to this Section 3(c), Employee (or his estate, as the case may be) shall be entitled to receive Employee’s Base Salary through the date of termination, the “Pro-Rated Guaranteed Bonus” ($150,000 multiplied by the fraction equal to the number of days that Employee was employed during the Term divided by 365), payable on or before March 31, 2009, and any Accrued Benefits before the termination date. Employee (or his estate, as the case may be) shall have no further rights to any other compensation (including any Base Salary, the portion of the Guaranteed Bonus exceeding the Pro-Rated Guaranteed Bonus, or Retention Bonus) or any other benefits hereunder. Any other benefits due Employee (or his estate, as the case may be) following a termination pursuant to this Section 3(c) shall be determined in accordance with DCM’s plans, policies and practices, but Employee (or his estate, as the case may be) shall not participate in any DCM severance plan, policy or program. For purposes hereof, “Disability” shall mean Employee’s physical or mental incapacity as a result of which he is unable for a period of 90 days during any 180 day period to perform his duties with substantially the same level of quality as immediately prior to such incapacity.

(d) Notice of Termination. Any termination of this Agreement and Employee’s employment by DCM (other than the immediate and automatic termination of this Agreement and Employee’s employment upon his death) shall be communicated by a written Notice of Termination to Employee or, in the case of a termination by Employee for Good Reason, to DCM, delivered in accordance with Section 8(m). For purposes hereof, a “Notice of Termination” shall mean a notice that indicates the specific termination provision herein relied upon and the date of termination, as determined by DCM or, in the case of a termination by Employee for Good Reason, the circumstances alleged to give rise to Good Reason, and which date of termination shall be at least five business days following the date on which Employee gives the Notice of Termination to DCM.

(e) Obligations Following Notice. If this Agreement and Employee’s employment are terminated, Employee shall, prior to the effective date of such termination or as may otherwise be agreed by DCM and Employee, (i) meet with his supervisors as requested by DCM for the purpose of winding up any pending work and providing an orderly transfer of the duties, accounts, customers and/or clients for which he has been responsible, identifying key Confidential Information likely to be in his possession, and discussing his plans for employment in light of his obligations hereunder; (ii) promptly deliver to DCM any property belonging to DCM and any of its Affiliates, including any Confidential Information, equipment (including cell phones, computers, printers, fax machines, pagers, Personal Digital Assistants, Bloomberg terminals or Travellers, and Reuters terminals), automobiles and other property of DCM or its Affiliates that may be in Employee’s possession or under his control, whether at DCM’s offices, Employee’s home or elsewhere, including all such papers, work papers, notes, documents and equipment in the possession of Employee or his counsel and any copies or duplicates thereof, and all originals and copies of papers, notes and documents (in any medium, including computer disks), whether property of DCM or any of its Affiliates or not, prepared, received or obtained by Employee or his counsel during the course of Employee’s employment with DCM or any of its Affiliates; and (iii) devote Employee’s full time and attention to these obligations and his other responsibilities as directed by DCM. If Employee’s employment is terminated pursuant to Section 3(a) by DCM without Cause (other than by reason of Employee’s death or Disability), by Employee for Good Reason, or by DCM pursuant to Section 3(c) due to Employee’s Disability, the continued payment of Base Salary, as applicable, shall be subject to Employee’s execution of a release, in substantially the form attached hereto as Exhibit A, subject to revision to reflect changes in applicable law relating to employment or termination thereof, including the statutes referenced in Exhibit A; provided, however, that no such revision shall adversely impact any right Employee may have to (i) indemnification under any charter or by-laws (or similar documents) of any member of the Company Group, contract or applicable law, or (ii) receive accrued but unpaid benefits or any funds beneficially owned by him under any retirement or similar employee benefit plan.

4. Definitions. For purposes of Sections 5, 6 and 7 hereof (and otherwise where used herein), the following terms shall have the meanings set forth herein:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that first Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract, or otherwise. When referencing an “Affiliate” of DCM or D&C herein, the parties specifically acknowledge that such term includes DFR and its Affiliates and shall include any Affiliate that may be organized in the future.

(b) “Client” means all Past Clients, Present Clients and Potential Clients, subject to the following general rules: (i) with respect to each such Client, the term shall also include any Persons that, to the Knowledge of Employee, are Affiliates of such Client, directors, officers or employees of such Client or any such Affiliates thereof, or Persons who are members of the Immediate Family of any of the foregoing Persons or Affiliates of any of them; (ii) with respect to any such Client that is a collective investment vehicle (a 401(k) retirement plan shall not itself be considered a “collective investment vehicle” except to the extent Employee has actual knowledge of the identities of investors therein), the term shall also include any investor or participant in such Client (except that in the case of any collective investment vehicle that is a registered investment company, an investor or participant therein shall not be deemed a “Client” hereunder unless such investor or participant has in the aggregate at least $500,000 under management by DCM and its Affiliates, whether through investments in registered investment companies or otherwise); and (iii) with respect to any such Client that is a trust or similar entity, the term shall include the settler and each of the beneficiaries of such Client and the Affiliates and Immediate Family members of any such Persons.

(c) “Confidential Information” means all proprietary information or data relating to the business of DCM or any of its Affiliates to which Employee has access and/or learns prior to or during the Term, including business and financial information; new product development; formulas, identities of and information concerning Clients, vendors and suppliers; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; compilations and other materials developed by or on behalf of DCM, D&C or any of their respective Affiliates (whether in written, graphic, audio-visual, electronic or other media, including computer software). Confidential Information also includes information of any third party doing business with DCM or any of its Affiliates that such third party identifies as being confidential or that is subject to a confidentiality agreement with such third party. Confidential Information shall not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act of Employee or an agent or other employee of DCM or any of its Affiliates, including a breach of Section 5(b) below).

(d) “Immediate Family” means, with respect to any individual, such individual’s spouse; the descendants (natural or adoptive, of the whole or half blood) of such individual or such individual’s spouse; the parents and grandparents (natural or adoptive) of such individual or such individual’s spouse; and the descendants of the parents (natural or adoptive) of such individual or such individual’s spouse.

(e) “Investment Management Services” means any services (including sub-advisory services) that involve (a) the management of an investment account or fund (or portions thereof), or a group of investment accounts or funds, of any Person for compensation or (b) the rendering of advice with respect to the investment and reinvestment of assets or funds (or any group of assets or funds) of any Person for compensation (but excluding the rendering of such advice to any subsequent employer of Employee that is not in the business of managing investment accounts or funds or rendering advice to or for the benefit of third parties with respect to investment or reinvestment of assets or funds, where such advice is rendered solely for such employer’s own proprietary use and the only compensation received by Employee is in the form of salary, wages or bonus paid by such employer), and, in the case of both (a) and (b), performing activities related or incidental thereto.

(f) “Knowledge of Employee” means Employee’s actual knowledge or the knowledge Employee should have obtained after making due inquiry.

(g) “Past Client” means any Person who, to the Knowledge of Employee, had been an advisee or investment advisory customer of, or was otherwise a recipient of Investment Management Services from, DCM or any of its Affiliates at any time during the one-year period immediately preceding the date of termination of Employee’s employment, but at such date is not an advisee or investment advisory customer or client of, or recipient of Investment Management Services from, DCM or any of its Affiliates.

(h) “Person” or “Persons” means any individual, corporation, partnership, joint venture, association, joint-stock company, business trust, limited liability company, trust, unincorporated organization or government or a political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

(i) “Potential Client” means any Person to whom Employee or, to the Knowledge of Employee, DCM or any of its Affiliates, or any owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant (or Person acting in a similar capacity) of any such Person (acting on their behalf), has, within the one year period before the date of termination of Employee’s employment, offered (whether by means of a personal meeting or by telephone call, letter, written proposal or otherwise) to provide Investment Management Services, but who is not on the termination date an advisee or investment advisory customer of, or otherwise a recipient of Investment Management Services from, DCM or any of its Affiliates (directly or indirectly). The preceding sentence is meant to exclude (i) any advertising through mass media in which any offer is available to the general public, such as magazines, newspapers and sponsorships of public events and (ii) “cold calls” and mass-mailing form letters, in each case to the extent not directed towards any particular Person and not resulting in an indication of interest or a request for further information.

(j) “Present Client” means, at any particular time, any Person who, to the Knowledge of Employee, at the time of his employment or thereafter is an advisee or investment advisory customer of, or otherwise a recipient of Investment Management Services from, DCM or any DCM Affiliate (directly or indirectly).

(k) “Voting Stock” means, with respect to any Person, the capital stock or other equity or profits interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

5. All Business to be the Property of DCM; Assignment of Intellectual Property; Confidentiality.

(a) Employee agrees that any and all presently existing investment advisory businesses of D&C, DCM and their respective Affiliates (including businesses of any of their predecessors), and all businesses developed by D&C, DCM, any of their respective Affiliates or any predecessor thereto, including by Employee or any other employee of D&C, DCM, any of their respective Affiliates or any predecessor thereto, including all investment methodologies, all investment advisory contracts, fees and fee schedules, commissions, records, data, client lists, agreements, trade secrets, and any other incident of any business developed by D&C, DCM, any of their respective Affiliates or any predecessor thereto, or earned or carried on by Employee for D&C, DCM, any of their respective Affiliates or any predecessor thereto, and all trade names, service marks and logos under which D&C, DCM, any of their respective Affiliates or any predecessor thereto, do or have done business, and any combinations or variations thereof and all related logos, are and shall be the exclusive property of D&C, DCM or such Affiliate, as applicable, for its or their sole use, and (where applicable) shall be payable directly to D&C, DCM or such Affiliate (as applicable). In addition, Employee acknowledges and agrees that the investment performance of the accounts or funds managed by D&C, DCM or any of their respective Affiliates, or any predecessor thereto, was attributable to the efforts of the team of professionals at D&C, DCM, such Affiliate or such predecessor thereto, and not to the efforts of any single individual or subset of such team of professionals, and that therefore, the performance records of the accounts or funds managed by D&C, DCM or any of their respective Affiliates, or any predecessor thereto, are and shall be the exclusive property of D&C, DCM or such Affiliate, as applicable (and not of any other Person or Persons), and may not be used by Employee except with the prior written consent of the Board.

(b) Employee acknowledges that, in the course of performing services hereunder and otherwise (including, without limitation, for DCM’s predecessors), he has had, and will from time to time have, access to Confidential Information, including confidential or proprietary investment methodologies, trade secrets, proprietary or confidential plans, client identities and information, client lists, service providers, business operations or techniques, records and data (“Intellectual Property”) owned or used in the course of business by D&C, DCM or any of their respective Affiliates. Employee agrees always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than in the regular business of D&C, DCM and their respective Affiliates or as required by court order or by law (after consultation with outside counsel)) any Confidential Information of D&C, DCM or any of their respective Affiliates. At the termination of Employee’s services to DCM or any of its Affiliates for any reason, all data, memoranda, client lists, notes, programs and other papers, items and tangible media, and reproductions thereof relating to the foregoing matters in his possession or control, shall be returned to DCM or the applicable Affiliate and remain in its possession.

(c) In accordance with Section 3 of the Illinois Employee Patent Act, Illinois Public Act 83-493, Employee is hereby advised that, notwithstanding any other provision of this Section 5 to the contrary, he shall not be required to assign to D&C, DCM or any of their respective subsidiaries, any invention, discovery or improvement conceived or made by him for which no equipment, supplies, facility or Confidential Information of D&C, DCM or any of their respective subsidiaries was used and that was developed exclusively and entirely on his own time unless such invention, discovery or improvement (i) relates to the business or the demonstrably anticipated research or development of D&C, DCM or any of their respective subsidiaries or (ii) results from or relates to any work performed by him for D&C, DCM or any of their respective subsidiaries.

6. Solicitation and Other Covenants.

(a) Employee agrees, for the benefit of DCM and its Affiliates, that during the term of Employee’s employment with DCM and any of its Affiliates and for the period commencing on the date of Employee’s termination and ending six months thereafter, Employee shall not, directly or indirectly, whether as owner, part owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of Employee or any Person other than DCM or its Affiliates, without the prior written consent of the Board, which consent may (or may not) be provided at the sole discretion of the Board:

(i) (A) solicit or induce, or attempt to solicit or induce, directly or indirectly, any employee or agent of, or consultant to, DCM or any of its Affiliates to terminate its, his or her relationship therewith, or (B) hire or engage any employee, external researcher or similar agent or consultant, or former employee, external researcher or similar agent or consultant of DCM or any of its Affiliates who was employed by or acted as an external researcher or similar agent or consultant of DCM or any of its Affiliates at any time during the 18 month period before such hiring or engagement of such Person; or

(ii) solely in the case of Employee terminating this Agreement for other than Good Reason, within 6 months after the Effective Date work in any enterprise, or any division of an enterprise, the business of which enterprise or division, as the case may be, primarily involves the provision of Investment Management Services, directly with any employee who was employed by DCM within 6 months before the Effective Date as a permanent or interim chief financial officer.

(b) Employee and DCM agree that the periods of time and the unlimited geographic area applicable to the covenants of this Section 6 are reasonable in view of (i) Employee’s receipt of the payments specified in Sections 2 and (if applicable) 3 above, (ii) the geographic scope and nature of the business in which DCM and its Affiliates are engaged (including DCM’s predecessors), including the geographic location of its Clients, (iii) Employee’s knowledge of DCM’s and its Affiliates’ businesses, (iv) Employee’s relationships with DCM’s and its Affiliates’ investment advisory clients and (vi) Employee’s continued employment with DCM and his receipt of other payments and benefits pursuant hereto. However, if such period or such area nonetheless should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such maximum area and during such maximum period of time as are adjudged to be reasonable.

(c) Employee agrees (on behalf of himself and his Affiliates) not to make any communication to any third party (including, by way of example and not of limitation, any Client (including Potential Clients) or employee of DCM or any DCM Affiliate) that would, or is reasonably likely to, disparage, create a negative impression of, or in any way be harmful to the business or business reputation of DCM or any DCM Affiliate or their respective successors and assigns, and the then current and former officers, directors, shareholders, partners, members, employees, agents and consultants (or Person acting in a similar capacity) of each of the foregoing.

7. Remedies upon Breach; No Effect on Similar Covenants Elsewhere.

(a) If Employee breaches any covenant or agreement in Sections 5 or 6 hereof or materially breaches any other covenant or agreement herein, whether during the Term or after the termination of Employee’s employment with DCM for any reason, then in any such case, DCM, D&C and any of their respective Affiliates shall be entitled to withhold any other payments to which Employee (or any Affiliate thereof) would otherwise be entitled hereunder or otherwise, to offset damages resulting from such breach.

(b) Employee agrees that his breach of any covenant herein could irreparably damage DCM and its Affiliates, and that DCM or any DCM Affiliate (or the successors or assigns of any of them) shall have the right to specific performance or an injunction or other equitable relief (in addition to other legal remedies) to enforce or prevent any violation of Employee’s obligations hereunder. Nothing herein shall be construed as limiting DCM’s, any of its Affiliates’ or their successors’ or assigns’ protections and remedies under any applicable statute or common law cause of action.

(c) The covenants of Employee contained in Sections 5 and 6 hereof are in addition to, and not in lieu of, any similar covenants contained in any other document.

8. Miscellaneous.

(a) Severability. Whenever possible, each section, portion and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any section, portion or provision hereof, however, is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, and a court of competent jurisdiction or an arbitrator cannot modify such section, portion or provision or enforce the modified section, portion or provision, such invalidity, illegality or unenforceability will not affect any other section, portion or provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable section, portion or provision had never been contained herein.

(b) Governing Law; Jurisdiction and Venue; Jury Trial Waiver. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions of this Agreement are to be construed and governed by the internal laws of the State of Illinois. Any and all proceedings relating to Section 4, Section 5, Section 6, and, solely as it relates to Section 4, Section 5 or Section 6, Section 7 hereof shall, at the sole option of DCM, be maintained in either the courts of the State of Illinois or the federal District Courts sitting in Cook County, Illinois and Employee hereby agrees to submit to the personal jurisdiction of such court and not to argue that such court is forum non conveniens. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(c) Post-Termination Covenant. Following the termination of Employee’s employment for any reason, he agrees to cooperate, at the expense of DCM, with D&C, DCM and any of their respective Affiliates with respect to any litigation, administrative proceedings or investigation relating to the activities of D&C, DCM or any of their respective Affiliates during the period of his employment with DCM including being available for depositions and to be a witness at any trial or proceedings, help in preparation of any legal documentation and providing affidavits and any advice or support that D&C, DCM or any Affiliate thereof may request of Employee in connection with such litigation, proceeding or investigation.

(d) Dispute Resolution. Except to the extent contemplated by Section 8(b) hereof, all disputes arising in connection with Employee’s employment hereunder or any rights arising pursuant hereto shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in Cook County, Illinois before a single arbitrator selected in accordance with Section 11 of the American Arbitration Association Commercial Arbitration Rules who shall have (i) substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules and (ii) the right to award to any party any right or remedy that is available under applicable law. The award of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. The language of arbitration shall be English.

(e) Employee’s Representations and Warranties.

(i) Employee represents and warrants that, except as may be provided by law, he is not covered by any employment agreement, covenant not to compete, confidentiality agreement or any other contractual or other obligation that would preclude him from entering into this Agreement or from using his best efforts to perform his duties and responsibilities hereunder.

(ii) Employee represents and warrants that Employee has had an opportunity to be represented by legal counsel in connection herewith.

(f) Effect of Waiver or Consent. A waiver or consent, express or implied, of or to any breach or default by Employee in the performance by him of his obligations to DCM or any DCM Affiliate hereunder is not a waiver or consent of or to any other breach or default in the performance by Employee of the same or any other obligations of Employee with respect to DCM or any of its Affiliates. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

(g) Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof.

(h) Further Assurances. The parties hereto agree to execute and deliver to each other such other documents and to do such other acts and things that the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

(i) Survival. Sections 3, 4, 5, 6, 7 and 8 hereof shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and Employee’s employment for any reason.

(j) Third Party Beneficiaries; Assignability. DFR, its Affiliates and each of the other Affiliates of DCM are intended third-party beneficiaries of the provisions hereof. This Agreement may not be assigned by DCM without the consent of Employee unless the assignment is to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of DCM or to any direct or indirect parent company of DCM, that in either case expressly agrees to assume and perform this Agreement in the same manner that DCM would have been required to perform absent such assignment. This Agreement and all provisions hereof shall inure to the benefit of and be binding upon DCM and its successors and assigns and, to the extent relevant, to DCM’s Affiliates and their respective successors and assigns. This Agreement shall inure to the benefit of and be binding upon Employee’s heirs, executives, administrators and legal personal representatives, but Employee may not assign his rights or obligations hereunder without DCM’s prior written consent.

(k) Effectiveness of This Agreement. Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the Effective Date.

(l) Captions. The captions used herein are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used herein.

(m) Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be deemed given upon receipt, and may be given by personal delivery, certified mail (return receipt requested), facsimile or nationally recognized overnight courier service.

If to Employee:

Frank Straub

734 Chicory Court

Naperville, Illinois 60540

If to DCM:

Deerfield Capital Management LLC

6250 N. River Road, 9th Floor

Rosemont, Illinois 60018

Attention: General Counsel

Fax No.: (773) 380-1695

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE

_/s/ Frank Straub

DEERFIELD CAPITAL MANAGEMENT LLC

By: _/s/ Luke D. Knecht
Title: Chief Operating Officer

EXHIBIT A

GENERAL RELEASE
AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

     (“Employee”), on Employee’s own behalf and on behalf of Employee’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Employee under that Employment Agreement dated as of      , 200     (the “Employment Agreement”) by and between Employee and Deerfield Capital Management LLC, a Delaware limited liability company (the “Company”) and wholly-owned subsidiary of Deerfield & Company LLC, an Illinois limited liability company (“D&C”) does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, D&C, Deerfield Capital Corp. and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Employee ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue (the “Release”) against the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations to Employee under the Employment Agreement or any rights Employee may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group, contract, or applicable law or any rights to receive accrued but unpaid benefits or any funds beneficially owned by him under any retirement or similar employee benefit plan.

In addition, nothing herein shall release any rights Employee may have pursuant to the D&C Operating Agreement.

Employee further agrees that this Release may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Employee, Employee’s heirs or assigns.

Notwithstanding the foregoing, Employee understands and confirms that Employee is executing this Release voluntarily and knowingly, and this Release shall not affect Employee’s right to claim otherwise under ADEA. In addition, Employee shall not be precluded by this Release from filing a charge with any relevant Federal, State or local administrative agency, but Employee agrees not to participate in any such administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive Employee’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

In furtherance of the agreements set forth above, Employee hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, Employee acknowledges that Employee is aware that Employee may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Employee now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of Employee to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

This Release shall be governed by and construed in accordance with the laws of the State of Illinois, applicable to agreements made and to be performed entirely within such State.

To the extent that Employee is forty (40) years of age or older, this paragraph shall apply. Employee acknowledges that Employee has been offered a period of time of at least twenty-one (21) days to consider whether to sign this Release, which Employee has waived, and the Company agrees that Employee may cancel this Release and at any time during the seven (7) days following the date on which this Release has been signed by all parties to this Release. In order to cancel or revoke this Release, Employee must deliver to the General Counsel of the Company written notice stating that Employee is canceling or revoking this Release. If this Release is timely cancelled or revoked, none of the provisions of this Release shall be effective or enforceable and the Company shall not be obligated to make the payments to Employee or to provide Employee with the other benefits described in the Employment Agreement and all contacts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Employee acknowledges and agrees that Employee has entered into this Release knowingly and willingly and has had ample opportunity to consider the terms and provisions of this Release.

IN WITNESS WHEREOF, the parties hereto have caused this Release to be executed on this       day of      ,      .

[Employee]

DEERFIELD CAPITAL MANAGEMENT LLC

By:
Name:
Title: